Exhibit 5

Squire, Sanders & Dempsey L.L.P.
4900 Key Tower
127 Public Square
Cleveland, Ohio 44114
(216) 479-8500
fax: (216) 479-8780

July 25, 2001

OM Group, Inc.
3800 Terminal Tower
Cleveland, Ohio 44114

Ladies and Gentlemen:

            We are familiar with the proceedings taken and proposed to be taken by OM Group, Inc. (the "Company") relative to the registration of an additional 2,000,000 shares of Common Stock, par value $0.1 per share, of the Company (the "Shares"), reserved for issuance upon the exercise of incentive options granted pursuant to the Company's 1998 Long-term Incentive Compensation Plan. As your counsel, we have been involved in the preparation of a Registration Statement on Form S-8 filed by you with the Securities and Exchange Commission to effect the registration of the Shares pursuant to the Securities Act of 1933, as amended (the "Registration Statement").

            In this connection, we have examined the Certificate of Incorporation of the Company, as amended to date, and the records of proceedings taken by the Board of Directors and stockholders of the Company and all other documents and records as we determined appropriate for the purposes of this opinion.

            Based upon the foregoing, we are of the opinion that, upon the issuance and sale of the Shares as contemplated by the Registration Statement, the Shares will be legally issued, fully paid and non-assessable.

            We hereby consent to the references to our firm in the Registration Statement and to the inclusion of this opinion as an exhibit to the Registration Statement.

Very truly yours, /s/ Squire, Sanders & Dempsey L.L.P. Squire, Sanders & Dempsey L.L.P.